Exhibit 99.1

Contact:
Bruce Widener, CEO
502-657-3507
investors@askbeacon.com

Porter, LeVay & Rose, Inc.
Marlon Nurse, V.P. – Investor Relations
212-564-4700

Geralyn DeBusk, President or Hala Elsherbini, COO
Halliburton Investor Relations
972-458-8000

Beacon Enterprise Solutions Reports Fiscal 2011 First Quarter Financial Results

-- Net Sales Increase 38% to $4 Million --
-- One-Time Gain Results in $0.17 EPS --
-- Conference Call To Be Held Tomorrow at 10:00 A.M. Eastern Time --

LOUISVILLE, KY, February 14, 2011 -- Beacon Enterprise Solutions Group, Inc. (OTC BB:  BEAC) (www.askbeacon.com), an emerging global leader in the design, implementation and management of high performance Information Technology Systems (ITS), reports fiscal first quarter financial results for the period ended December 31, 2010.  First quarter results reflect the financial effect of the discontinued operations of the Company’s Swiss subsidiary, which are discussed below:

Financial Highlights for the Fiscal 2011 First Quarter:

o	Net sales increased 38% to $4.0 million compared with $2.9 million in the year-ago first quarter.
o
Cost of materials sold for the first quarter of fiscal year 2011 was $0.3 million compared to $0.5 million in the year-ago first quarter.  Cost of services was $2.5 million compared to $1.3 million in the year-ago first quarter. Gross profit was $1.2 million compared to $1.1 million in the year-ago first quarter.

o
Net income for the first quarter was $6.3 million compared to a loss of ($1.0) million in the year-ago first quarter. Fiscal year 2011’s first quarter included a $7.9 million one-time gain from discontinued operations relating to the Company’s Swiss subsidiary (FASB subtopic 810-10).

o	This resulted in positive net income per share of $0.17 compared to a net loss of ($0.04) per share during the year-ago first quarter.
o	Current liabilities at the end of the first fiscal quarter improved to $6.2 million compared to $12.9 million at fiscal year end, due to the elimination of discontinued operations.
o
Total assets were $11.6 million and total liabilities were $6.4 million resulting in positive shareholders’ equity of $5.2 million as of December 31, 2010, compared to negative shareholders’ equity of ($2.0) million as of September 30, 2010.

Bruce Widener, Chairman and CEO of Beacon Enterprise Solutions said, “While some of the financial measures were down during the first fiscal quarter, we made significant organizational progress and are on track to meeting our stated objectives for 2011.  We have now completed the legal and accounting requirements related to our discontinued operations in Switzerland.  Our business has changed from primarily project-based engagements to long-term professional services agreements.  Beacon has organized around technical business units (TBU) and focused sales efforts in several vertical markets.  Over the last few months we have announced multiple marketing agreements, which we expect to yield significant, multi-million dollar agreements with several new clients.  We have also announced new engagements with existing global Fortune 100 clients, which we expect to lead to further work domestically and internationally.  Our sales and marketing staff are investing significant time in these relationships to bring high-margin ITS agreements to Beacon.  We are working against our Project Backlog, which continues to exceed $70 million, but expect substantial organic growth in 2011 from new relationships.”

“Beacon has aligned the right partners and organizational structure to execute upon our 2011 plan,” said Jerry Bowman, President and Chief Operating Officer of Beacon Solutions.  “In his most recent State of the Union address President Obama gave an indicator to the validation of Beacon’s business model with the initiation of a government backed Smart Building program. Smart Building initiatives fit within Beacon’s established Smart Enterprise vertical and represent a business opportunity that Beacon is well positioned to capitalize upon. The American Recovery and Reinvestment Act of 2009, a government backed stimulus plan with a broadband infrastructure component, is another program that is driving significant opportunities for Beacon with a number of Outside Plant initiatives currently in process.  2011 is the right time to be an ITS infrastructure solutions provider and I expect this to be a break-through year for Beacon with higher revenues and profitability.”

Aggregate Future Value of Backlog:

Aggregate Future Value of Backlog reflects the projected revenue impact of existing engagements over a one to four year period and is subject to change as work is completed and/or the scope of various engagements changes over time.  Backlog includes the projected value of recently announced, multi-year ITS managed services engagements as well as short-term projects for which the Company has been engaged to provide network design, engineering, implementation and/or project management services.

Earnings Conference Call, Tuesday February 15, 2011 @ 10:00 a.m. EST:

Beacon’s Management will hold a conference call on Tuesday, February 15, 2011 at 10:00 a.m. EST to discuss its fiscal first quarter 2011 financial results for the period ending December 31, 2010. Participants on the call will include Bruce Widener, Chairman and CEO; Jerry Bowman, President and COO; and Michael Grendi, Chief Financial Officer.  The teleconference can be accessed by calling 888-495-3916 and entering conference ID # 40978936.  Participants outside of the U.S. and Canada can join by calling 706-634-7530 and entering the same conference ID. Please dial in 15 minutes prior to the beginning of the call.  The conference call will be simultaneously webcast and available on the company's website, http://www.askbeacon.com/, under the "Investor Relations" tab. A digital recording of the conference call will be available for replay two hours after the end of the call's completion until 11:59 p.m. EST on Thursday, February 17, 2011 by calling 706-645-9291 and entering conference ID # 40978936.

About Beacon Enterprise Solutions Group, Inc.

Beacon Enterprise Solutions Group is an emerging global leader in the design, implementation and management of high performance Information Technology Systems (“ITS”) infrastructure solutions.  Beacon offers fully integrated, turnkey IT infrastructure solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management.  Beacon is headquartered in Louisville, Kentucky, with a regional headquarters in Dublin, Ireland, Prague, Czech Republic and personnel located throughout the United States and Europe.

For additional information, please visit Beacon’s corporate website: www.askbeacon.com

This press release may contain “forward-looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan.  Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results.  The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Financial Tables Follow

Beacon Enterprise Solutions Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(all amounts in 000's except share data)
	December 31,	September 30,
	2010	2010
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$108	$246
Accounts receivable, net	4,241	4,535
Inventory, net	526	557
Prepaid expenses and other current assets	608	357
Current assets of discontinued operations	-	133
Total current assets	5,483	5,828
Property and equipment, net	385	420
Goodwill	2,792	2,792
Other intangible assets, net	2,947	3,011
Other assets	27	20
Total assets	$11,634	$12,071
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
Bridge note - related party	$100	$100
Current portion of long-term debt	261	379
Senior Secured Notes Payable, net of deferred debt discount of $78	1,473	-
Accounts payable	2,368	2,971
Accrued expenses and other current liabilities	1,952	880
Current liabilities of discontinued operations	-	8,558
Total current liabilities	6,154	12,888
Non-current Line of Credit - related party	-	630
Long-term debt, less current portion	136	403
Deferred tax liability	167	153
Total liabilities	6,457	14,074
Stockholders' equity (deficiency)
Preferred Stock: $0.01 par value, 5,000,000 shares
authorized, 1,041 shares outstanding in the
following classes:
Series A convertible preferred stock, $1,000 stated value,
4,500 shares authorized, 30 shares issued and outstanding
at December 31, 2010 and September 30, 2010, respectively,
(liquidation preference $94)	30	30
Series A-1 convertible preferred stock, $1,000 stated value,
1,000 shares authorized, 311 shares issued and outstanding
at December 31, 2010 and September 30, 2010, respectively
(liquidation preference $442)	311	311
Series B convertible preferred stock, $1,000 stated value,
4,000 shares authorized, 700 shares issued and outstanding
at December 31, 2010 and September 30, 2010, respectively,	700	700
(liquidation preference $981)
Common stock, $0.001 par value 70,000,000 shares authorized
37,376,396 shares issued and outstanding
at December 31, 2010 and September 30, 2010, respectively.	37	37
Additional paid in capital	37,491	37,137
Accumulated deficit	(33,473)	(39,711)
Accumulated other comprehensive income (loss)	81	(507)
Total stockholders' equity (deficiency)	5,177	(2,003)
Total liabilities and stockholders' equity	$11,634	$12,071

Beacon Enterprise Solutions Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(all amounts in 000's except share and per share data)
	For the Three	For the Three
	Months Ended	Months Ended
	December 31,	December 31,
	2010	2009
Net sales	$3,974	$2,873
Cost of materials sold	276	483
Cost of services	2,523	1,276
Gross profit	1,175	1,114
Operating expenses
Salaries and benefits	1,675	1,041
Selling, general and administrative	888	1,017
Total operating expense	2,563	2,058
Loss from operations	(1,388)	(944)
Other expenses
Other expenses	(285)	(185)
Change in fair value of warrants	-	(24)
Total other expenses	(285)	(209)
Net loss before income taxes	(1,673)	(1,153)
Income tax benefit (expense)	38	(39)
Loss from continuing operations	(1,635)	(1,192)
Net income of discontinued operations including gain on
deconsolidation of $7,892 in the three months ended
December 31, 2010)	7,892	161
Net income (loss)	6,257	(1,031)
Series A, A-1 and B Preferred Stock:
Contractual dividends	(19)	(48)
Deemed dividends related to beneficial conversion feature		(25)
Net income (loss) available to common stockholders	$6,238	$(1,104)
Net income (loss) per share to common stockholders - basic and diluted
Net loss per share from continuing operations	(0.04)	(0.05)
Net income per share from discontinued operations	0.21	0.01
	$0.17	$(0.04)
Weighted average shares outstanding
basic and diluted	37,376,396	26,156,058
Other comprehensive income, net of tax
Net income (loss)	$6,238	$(1,104)
Foreign currency translations adjustment	(102)	(15)
Comprehensive income (loss)	$6,136	$(1,119)